Exhibit 4.(a).58

Israel Ministry of Communications
Director General

August 14, 2006
MM9

To
Mr. Amikam Cohen, CEO
Partner Communications Ltd.
8 Amal Street
Rosh Ha'ayin 48103

Fax:03-9054123

Dear Sir,

Re:	Special License For the Provision of Fixed-Line Domestic Transmission and Data Communications Services

I am pleased to attach herein a License for the Provision of Fixed-Line Domestic Transmission and Data Communication Services (Transmission License”).

In accordance with the provisions of section 4.1 to the License, the validity of this transmission license is through the date of 31.7.2007, or until such date that an Exclusive General License will be granted to a corporation controlled by Partner Communications Ltd (“D.O. Corporation”, “Partner”), all per the later of the two. Regardless of the aforesaid, it has been stated within the above section that the Minister will be authorised, in view of special circumstances, to determine that the validity of this License will not expire on the above stated times, and that the Minister will have the right to establish other instructions in this respect.

I would thus like to bring to the knowledge of the Company, that further to the exchange of ideas and documents, as provided re the above topic, and as is well known to you, the Minister is currently considering the process that will be needed in order to arrange the activities of the D.O. Corporation and the Transmission activity.

Respectfully Yours Mordechai Mordechai Managing Director

Copies:

Mr. Ariel Atias	– Minister of Communications
Adv. Haim Geron	– Senior Deputy Director General for Engineering and Licensing
Ms. Noga Rubinstein	– Chief Legal advisor, Communications Ministry
Dr. Assaf Cohen	– Senior Deputy Director General for Economics & Budgets
Mr. Zvi Yondler	– Senior Deputy Director General for Supervision & Enforcement
Mr. Shy Rather	– Manager of Exclusive General Licensing Section, Communications Ministry
Ms. Ruth Cohen	– Manager Special (Integrated) Licensing Section, Engineering & Licensing,
Communications Ministry

23 Yaffo Street, Jerusalem 91999	Tel: 02-6706310/1/3, Fax: 02-6240321
9 Ehad Haam Street, Migdal Shalom, Tel-Aviv	Tel: 03-5198212/8, Fax: 03-5101706

Israel Ministry of Communications

Special License No. 5-11890-0-965091
Per the Communications Law (Telecommunications and Broadcasting), 1982

By virtue of my authority under sections 4 of the Communications Law (Telecommunications and Broadcasting), and other authorizations as provided per law, we hereby grant this special license for the provision of Telecom Services – including domestic transmissions and high-rate data communication services. all as detailed hereinafter, and as dependent on the following:

Part A: Licensee Details

Partner Communications Ltd.
A Company registered in Israel, under registration No. 52-134400-4
Address of the Company Offices: 8 Amal Street, Afek Industrial Park, Rosh Haayin 48103
Telephone Number: 03-9054888, Fax Number: 03-9054999
mail: Keren.sheinman@orange.co.il
Internet Site: www.orange.co.il

The above, hereinafter: “Licensee”.

Part B: The License

1.	Definitions

1.1	Within this License, the following terms will have the significance as indicated for each:

"Law"	–	Including the instructions of the administration;

"The Law"	–	The Communications Law (Telecommunications and Broadcasting), 1982, and any legal jurisdiction as deriving from said Law.

"Land Cable"	–	A cable that has been deployed as detailed in Appendix A, including customer access points.The cable and access points as detailed in Appendix A, including all accessories and ancillary installations.

"Undersea Cable"	–	An undersea cable deployed along the shores of Israel, including landing points in Israel, that are designated Israel Coasting One (IC-1). Details of the cable and its landing points are detailed in Appendix A, including all accessories and ancillary installations.

1    A time-limited License, for a short period, as detailed in Section 4.1 of the License.

Special License 5-11890-096509, granted to Partner Communications Ltd., for the provision of fixed-linedomestic transmission and data communications services

"The Customer"	–	A Licensee, including General Licensee for cable transmissions. an Israeli corporation broadcasting television and radio transmissions (radio as defined by Law to the public or to subscribers in Israel, a Special Licensee for the broadcasting of audio and video transmission services via satellite (Up-Link), a Special Licensee for the provision of transmission services to overseas by satellite, a Special Licensee for the provision of domestic transmission services, and a Special Licensee for the provision of Internet access services, and as relevant to the services as described in section 3.1.9, a corporation that has established a business relation with the Licensee for receipt of the service, and who supports the provisions as set forth in the section.

"Backup Customer"	–	Who has established a contractual agreement with the Licensee for the receipt of backup services, per their definition in section 3.1.8.

"The Director"	–	The Director General of the Ministry, including any person authorized by him for purposes of this License, in all respects or for specific instances.

"The System"	–	Telecom facilities used for provision of the services, as detailed in the Appendices.

"The Supervisor"	–	As authorized by the Minister for supervisory and regulatory affairs.

"Domestic Operator (D.O.)"	–	Including an Exclusive D.O.

"State of Emergency"	–	One of the following:

a.	A state of emergency as defined in sections 38, 39 and 41 of the Base Law: The Government.

b.	A special situation on the home front - as defined in section 9c of the Civil Defence Law - 1951.

c.	A communications crisis - the lack of any ability to properly operate the telecom system, including when caused by natural disaster, mass disaster, or by an act of terror, or if the risk of such failure exists and said risk has been determined by the Minister of Communications.

d.	Activation of the emergency economy - as instituted by government decision 1716 dated 6 July 1986, and government decision 1080 dated 13 February 2000, or any other governmental decision.

"The Ministry"	–	The Communications Ministry.

"Customer Connection Point"	–	A telecom facility where the cable ends, and where digital transmission equipment is installed and other facilities as required for operation of the cable and transmission equipment, for the linkage of these to the customer's system.

"Landing Point"	–	A telecom facility located no more than one kilometre from the Israeli shoreline, at which the cable (one or more) is terminated, and where telecom facilities are located as required for operation of the cable and its linkage to other telecom systems of the D.O.

"Transfer"	–	Whether directly or indirectly, for a fee or for no charge, whether for always or for a time period.

Special License 5-11890-096509, granted to Partner Communications Ltd., for the provision of fixed-linedomestic transmission and data communications services

"Main Assets"	–	Licensee assets that are used to provide the telecom services as detailed within this license, without which the Licensee will be incapable of providing all or some of the services, as detailed by the license, thereby significantly effecting the quality of service provided by the Licensee.

"The Minister"	–	The Minister of Communications, or any person authorized by the Minister, in respect to granting of a Special License and for the defining of provisions within such Special License.

"Supervisory Regulations"	–	The Telecom regulations (supervision of Licensee activities) - 1986.

1.2	As regards terminology that have not been specifically defined within section 1.1 of this license, the significance of these will be as provided elsewhere in this license, in law, or in Interpretations to the Law – 1981. to the extent that no other significance can be construed from the wording itself or from any relevancy hereto.

2.	Purpose of the License

This license is designed to define the telecom services and the telecom activities that will be allowed, per the terms of this license, as well as the conditions for these.

3.	Allowed Activities and Serviced

3.1	The Licensee will be authorized, per this License and as subject to the provisions of any law, to effect the activities as detailed following:

3.1.1	Provide digital transmission services, at various rates, as detailed in Appendix A.

3.1.2	Establish a contractual agreement with customers for the provision of transmission services, as required for linking between customer sites and between the site of one customer and those of another.

3.1.3	Establish a contractual agreement with customers for the provision of “dark fibers” services, for linking between customer sites and between the site of one customer and those of another.

3.1.4	Laying, installation, connection, operation and maintenance of a land cable, as detailed in Appendix A.

3.1.5	Laying of the cable and connection of the cable at a customer interconnection point, to the customer’s system, as required for the provision of services, per this License.

3.1.6	Installation, connection and operation of a backup and survivability system, as detailed in Appendix A.

3.1.7	Setup and operation of control means, as required to ensure the proper functionality of the system.

3.1.8	Backup services (disaster, recovery) – provision of transmission services between the storage site of a backup customer and the backup facility, as required for the provision of backup as detailed in Appendix A1.

3.1.9	Provision of data communication services and management of a private data network, ptp lines, and linkage to a licensee for the provision of Internet access services, via a symmetrical data link only, all at high transmission rates of no less than 2 Mbps for a customer who is an organization with several branches or an organization requesting that said service be provided between itself and another organization, all as detailed in Appendix A2 to the License and as defined by the limitations set forth in the License.

Special License 5-11890-096509, granted to Partner Communications Ltd., for the provision of fixed-linedomestic transmission and data communications services

3.1.10	The Licensee will have the right to establish microwave channels, as subject to receiving a License for such microwave link from the Spectrum Division of the Ministry; it is hereby clarified that an individual permit will be required for each channel, according to criteria as determined by the Spectrum Division, and for a predetermined time period.

3.2	Backup for the "Lev" Cable and the "Nautilus System

The Licensee will have the right to utilize the under-sea cable to link between two sites of the Licensee in Israel, as required to provide backup for the “Lev” cable and the “Nautilus” system, as detailed in Appendix A1.

4.	License Validity

4.1	The effectivity of this License will commence upon the date of its signing, and it will remain valid through the date of Wednesday, July 31, 2007, or until such date as the corporation controlled by the Licensee will be granted an exclusive general license, the later of the two (hereinafter – the license period). Regardless of the aforesaid, the Minister will have the right, in view of special considerations, to determine that the validity of the license will not expire upon termination of the aforesaid license period, and the Minister will have the right to issue special instruction in this respect.

4.2	Within the license period, the Director may examine the observance of License provisions by the Licensee, and the quality of services provided by the Licensee.

5.	License Conditions

5.1	Installation, Operation and Maintenance of Terminal Equipment

Within the scope of installing, operating and maintaining the system, the Licensee will ensure at least the existence of a type approval for all terminal equipment.

5.2	Maintenance and Handling of Interferences

5.2.1	In the event of any failure, the time required to renew service to customers shall be as detailed in the contractual agreement with the customer.

5.2.2	In any event of a failure comprising a safety hazard, the Licensee shall be responsible for the resolution of such hazard immediately when detected.

5.2.3	In any event of a failure, the Licensee shall first check that the source of failure is not from system modules or digital transmission equipment, and only then will issue a request for service to the D.O., to the extent that the D.O. network is being utilized.

5.2.4	The Licensee shall verify that system operations will not cause any electromagnetic interference to systems of the State of Israel, or to other systems operated as allowed by law.

5.2.5	Where it has been brought to the Licensee’s attention that the system is in fact causing interference, as aforesaid in section 5.2.4, the Licensee will immediately discontinue the system and will not reactivate the system for as long as the interference is continued, or could be continued.

5.3	Use of Encryption System

Any use of an encryption system, whether directly or indirectly, including through use of hardware and/or software, will be subject to the provision of the decree for supervision of commodities and services (dealing with encryption devices) – 1998.

Special License 5-11890-096509, granted to Partner Communications Ltd., for the provision of fixed-linedomestic transmission and data communications services

5.4	Restrictions

5.4.1	To remove any doubt, it is hereby clarified that the Licensee will not be authorized to:

5.4.1.1	Provide services via microwave links that have been allocated to a licensee within the scope of another licence that has been granted to such other licensee.

5.4.1.2	Provide a microwave link to a customer.

5.4.1.3	Perform changes in the system other than with express prior approval, in writing, from the Director, other than when adding transmission lines in additional geographical areas in Israel, or for the increase of capacity, on condition that once a year within the scope of an annual report, Licensee will forward an updated engineering plan to the Director.

5.4.1.4	Provide any telecom services that have not been explicitly defined and approved within this License or within any other license as granted to the Licensee.

5.4.1.5	Provide services per this License to any person or entity who is not a customer, other than with prior approval in writing from the Director.

5.4.1.6	Establish transmission systems in the Judea and Samaria territories other than by prior approval of the civilian administration.

5.4.1.7	Provide voice telephony services, including VOIP to a customer, or to otherwise assist a customer in the conducting of said telecom activities in any manner whatsoever, other than if said customer has received a license for the provision of said services.

5.4.1.8	Hold or operator Licensee telecom facilities or customer telecom facilities, including hardware or software, that are intended for voice transmissions or for video transmissions.

5.5	Fair Activities

5.5.1	The activities as conducted by the Licensee will not be construed, through deeds or misdeeds as having any detrimental impact on fair play or competition, or will limit or constrain these, or will have an impact on the good of the public.

5.5.2	The Licensee will offer, with no discrimination, any service or any package of services under equal conditions and at uniform tariffs, to all types of subscribers, at all locations where the service is being offered by the Licensee, In respect to this section, “Subscriber Type” – a group of subscribers, the characteristics of whom can reasonably be seen as justifying their identification as being a separate group.

5.6	Revocation of a Provision of the License

5.6.1	A revocation or finding that a provision of the License or part thereof is void, will apply only to that provision or part thereof, as the case may be, and nothing in them per se will effect the binding nature of the License or any other provision therein.

5.6.2	Upon revocation of the License pr expiration of the License validity, the Licensee shall take steps to disconnect the system, including terminal equipment, that was used to provide the service.

5.7	Licensee Functions under a State of Emergency

Behaviour of the Licensee under a State of Emergency will comply with the provisions of Appendix D to the License.

Special License 5-11890-096509, granted to Partner Communications Ltd., for the provision of fixed-linedomestic transmission and data communications services

5.8	Standards, Procedures and Specifications

All activities of the Licensee will comply with standards, procedures and specifications, all as determined and approved by the Director, and according to updates to these as notified by the Director from time to time.

5.9	Instructions and Constraints as Related to the Spectrum

5.9.1	The approval for system activities on the electromagnetic spectrum will be as detailed in Appendices A and E, and as updated from time to time by the Director.

5.9.2	The allocation of frequencies for microwave channels, for temporary use as required by this License, and per criteria as established by the Director, will be as determined for a common initial base. A request must be submitted for each required channel as specified by Communications Ministry procedures. The request must be submitted on a “Request for License for the Setup and Operation of a Microwave Channel” form, available for downloading from the Ministries site. Upon receipt of the request, the Spectrum Division will consider the allocation of suitable frequencies, for a fixed time period, and subject to other conditions, all as required for the individual channel, as detailed in Appendix E.

5.9.3	The frequencies and transmission power levels as detailed in Appendix E, will match the aforesaid constraints, per the above sections.

5.9.4	Use of Frequencies

5.9.4.1	The Licensee will set up and operate the system, such that no part of the system will radiate any prohibited radiation, as defined by the provisions of the Pharmacists Act (Radioactive Elements and By-products) – 1980, or per the provisions of the Non-ionizing Radiation Law – 2006, and will take all the steps necessary, if required, to obtain a permit, as required by the said regulations or law, and as required by any law.

5.9.4.2	The Licensee will establish and operate the system as required to prevent any interference to other telecom and wireless systems being operated per law. Prior to operation of the system, the Licensee will conduct tests and measurements designed to prevent said electromagnetic interference. If found that such electromagnetic interference may be caused, or having detected interference effects during operation, the Licensee will take all the necessary steps for coordination of a solution designed to prevent such interference and to prevent their reoccurrence, and where said solution is not available, will approach the Director or any person on his behalf in writing in order to find a reasonable solution to the issue. The Director may subsequently call upon each of the parties to implement modifications in the operation of the equipment or in use of the frequencies, or to discontinue transmissions on specific frequencies, throughout the entire country or within a specific region.

5.9.4.3	The Licensee will utilize the frequencies allocated to him, per the provisions of Appendix E, only for the provision of services as defined by this License.

5.9.4.4	The granting of this License, including approval of the engineering plan, shall not be seen as granting protection in respect to interference caused by other emitters operating per law external to the geographical area of the State, or from emitters operated per law, the harmonies of which could be received by the system, but the Director will make a reasonable effort to provide the necessary adequate protection.

Special License 5-11890-096509, granted to Partner Communications Ltd., for the provision of fixed-linedomestic transmission and data communications services

5.10	Contractual Agreement

5.10.1	The provisions of a contractual agreement between the Licensee and a customer will not conflict, either explicitly or as deduced thereof, from the provisions of any law or from provisions of the License.

5.10.2	In respect to service, per section 3.1.9, the Licensee will have the right to include within the contractual agreement with a customer, the following obligations to be undertaken by the customer:

5.10.2.1	Not to make use of a data communications line for the purpose of voice (including VOIP) or for the transmission of video, other than if the customer has received a license for the provision of such services.

5.10.2.2	To allow the inspector access to his premises, for the purpose of inspecting the Licensee, within normal work hours and subject to prior coordination, as required to inspect the customer’s communication system.

5.11	Payments

Per the contractual agreement with the customer.

5.12	Separation of Accounts

The Licensee will maintain a mechanism providing full accountancy separation, through a separate accounts reporting system for activities as related to the License. This accounts reporting system will provide for the isolating of expenditures and revenues due to licensed activities, such that it will be possible to examine (audit) said activity separately from all other business activities of the company.

5.13	Provision of Services to Security Forces

5.13.1	The Licensee will provide special services to the security forces, as detailed in the Security Appendix (Classified) attached to this License as Appendix F.

5.13.2	The Licensee will enable security forces, as notified by the Director in writing, to implement, subject to any law, their authorities in respect to intercom activities within scope of the License, and will be responsible for the maintenance, serviceability and technological compliance of the equipment and infrastructures required for the implementation of said capabilities, all in coordination with the security forces and as detailed in Appendix F.

5.13.3	The Licensee will be exempt from the obligation of indemnification to the State per the provisions of section 11.2.1, or from the provisions of any law, subsequent to the implementation of special services for the security forces.

5.14	Security Instructions

5.14.1	The Licensee will appoint a Security Officer, as specified by the law for Regulation of Security Affairs in Public Bodies – 1998, and will strictly comply with the security instructions as detailed in Appendix G.

5.14.2	The Licensee will establish the necessary instructions within his corporate documents and regulations, and will act such no person will be appointed to a duty or position as detailed in Appendix G, other than if said person is in compliance with the following conditions:

(a)	A citizen and resident of the State of Israel.

(b)	Security clearance has been granted by the General Security Service, stating that no reason has been found to prevent said duty or position.

Special License 5-11890-096509, granted to Partner Communications Ltd., for the provision of fixed-linedomestic transmission and data communications services

5.14.3	The Licensee will undertake to preserve the secrecy and classification of activities by the security forces, and will comply with the security instructions and guidelines of these security forces, including in respect to adequate security clearance for all company duty personnel and functionaries, and including the compartmentalization of information relevant to any activities related to the security forces.

5.14.4	The Licensee will take all the necessary steps to provide protection for his system, system components and databases used for the provision of services, and for operation and control of the systems, against any acts or activities by unauthorized elements, per the instructions detailed in Appendix G.

6.	Installation and Operation of the System

6.1	Where the Licensee has found, during setup of the System, that a need has been identified to change or modify the engineering plan, the Licensee shall apply in writing to the Director, as required to obtain the approval of the Director for such change or modification.

6.2	Within scope of system setup, operation and maintenance, the Licensee will ensure the support of any other provision of the License, as granted by law, in respect to the equipment installed at customer premises.

7.	Manner of Provision of Services

7.1	Provision of Service

7.1.1	The services will be provided by the system. An interface between the system and the end of cable will provide for the connecting and disconnecting of the customer to the system, and for the execution of serviceability and troubleshooting tests towards both the networks.

7.1.2	The Licensee will enable the D.O., the public telecom network of whom is being utilized in whole or in part for the customer, if wanted by the D.O., to install a device as required to link, diagnose, identify and repair system faults, at a connection point between the Licensee transmission system and the D.O. transmission system.

7.1.3	The Licensee will provide the service continuously, per the provisions of this License, and as stated in the contractual agreement with the customer, and as subject to any law.

7.1.4	The Licensee will provide full and detailed information to all requesting parties, who could be potential customers, in respect to the service, its quality, scope, and the price requested for said service.

7.1.5	The Licensee will provide the customer with a contractual agreement as detailed in section 5.10.

7.1.6	The Licensee will support the actions and services per this License in the manner as detailed by the License in respect to performance and the manner in which said services will be provided. The Licensee will not be allowed to bypass the conditions as aforesaid, through allowances as provided within another license that has been granted to the Licensee, and that has been intended for other affairs.

7.2	Marketing of the Service

The Licensee will not refuse, in any unreasonable manner, to supply the service to any requesting party within the boundaries of the State of Israel, and as approved by the Director and by the Civil Administration, including residents of Judea and Samaria and the Gaza Strip, and as subject to the provisions of local law and security laws governing these territories.

Special License 5-11890-096509, granted to Partner Communications Ltd., for the provision of fixed-linedomestic transmission and data communications services

7.3	Publication of the Service

The Licensee will have the right to advertise the service being offered, as subject to this License, on condition that the following are observed:

7.3.1	Such advertising will have no adverse effect on the good of the public and on the Ministry.

7.3.2	Said advertising will be true and accurate.

7.3.3	Said publication will comply with the provisions of the License.

8.	Qualifications and Capabilities

8.1	As required for the provision of services per this License, the Licensee will utilize adequate means and devices, and will employ a skilled technical team, said team to include system experts.

8.2	The Licensee will add means, in accordance with directives issued by the Director, and while taking into consideration technological developments, the development of services and system needs.

9.	Supervision, Reporting and Cooperation

Within the License period, the supervisor will have the right to verify the support of License provisions by the Licensee.

9.1	In respect to the supervisory and inspection authorities over the activities of the Licensee, and the obligation of the Licensee to issue reports, as specified per this section, the instructions of the supervisory regulations, with necessary modifications, will be seen as being an inseparable part of this License.

9.2	The Licensee will cooperate with representatives of the Ministry, will provide these with all the assistance required, and will submit to said representatives the plans and other documents, including statements and accounts as requested by said representatives from time to time, and as specified by the Supervisory Regulations.

In addition, the Licensee will allow the Supervisor to conduct engineering tests, and others, within the premises of the Licensee and while using the equipment that has been installed.

9.3	Request for Renewal of License and Activity Report of the Licensee

9.3.1	The Licensee will submit, upon request of the Director or the Supervisor, a periodic report as detailed in Attachment A, to the Senior Deputy Manager for Engineering and Licensing, and to the Senior Deputy Manager for Supervision and Enforcement of the Communications Ministry.

9.3.2	The request for renewal of a License that has not yet expired will be submitted no later than 90 days prior to expiration of the License, as specified by the Communications Regulations (Telecom and Broadcasts) (details of a request for a Special License) –2004. In the event that the Licensee has not submitted a request as aforesaid, the Director will have the right not to view said request as a request for renewal, but rather as a request for a new license, including all signified by such request, including in respect to the payment of a license fee, submission of the request, etc.

Special License 5-11890-096509, granted to Partner Communications Ltd., for the provision of fixed-linedomestic transmission and data communications services

10.	Miscellaneous

10.1	Fees

10.1.1	The following fees will be paid by the Licensee for this License, at the rates and times as determined by the Ministry – all according to the Law.

10.1.2	A stipulated condition for validation of this License will be that the Licensee has paid all the aforesaid payments in full.

10.1.3	Where the License has been revoked, limited, voided or not renewed, for any reason whatsoever – the Licensee will not be entitled to any return of the payments or the fees, in whole or in part. that have been paid in respect to this License.

10.2	Responsibilities of the Parties and Relationships between the Parties

10.2.1	The Ministry will bear no responsibility towards customers of the Licensee or towards any third party in respect to any damage that may have been caused due to action or non-action of the Licensee, of any persons empowered by the Licensee, or who are related to the provision of a service as detailed within this License. The Licensee will compensate the Ministry immediately for any damages or claims granted to a third party resulting from use of the License.

Within this section, “use of the license” – setup, installation, maintenance or operation of the system, and the provision of telecom services by means of the system.

10.2.2	The Licensee will clarify, within the contractual agreement between the Licensee and customers, that the contractual relationships established for provision of the service, are between the Licensee and customer only, and that no contractual or other relationship will exist between the customer and the Communications Ministry, or between the customer and the Domestic Operator, in all matters concerning provision of the Service per this License.

10.3	Changing of Identifying Details

The Licensee will notify the Director in advance and in writing as regards any change of Licensee’s address, call center address, Licensee’s name, telephone number or fax number.

10.4	Publicity and Provision of Information

10.4.1	The License will have the right to publish the License, as a whole or in part, except the Appendices to the License, for the knowledge of the public, at a time and date as preferred by the Ministry. Without detracting from the aforesaid, the License without the Appendices will be available to the public for reading, at the Ministry.

10.4.2	In respect to a request for information, including details of the Appendices to the License, the provisions of the Freedom of Information Law – 1998 will apply (hereinafter – freedom of information law).

10.4.3	The entity requesting renewal of the License will indicate, within the request for renewal of license, the information included in the license appendices to which, in his opinion, sub-section 9(b)(6) of the freedom of information law should apply, and will give his reasons for such request, as detailed in section 13 of the freedom of information law.

Special License 5-11890-096509, granted to Partner Communications Ltd., for the provision of fixed-linedomestic transmission and data communications services

11.	The License, its Provisions, and Provisions of the Law

11.1	Section Headings

The section headings of the License have been given for the sake of reading convenience only, and they should not be used to interpret or explain the contents of any provision of those provided in the License.

11.2	Conflict between License Provisions

In any event of conflict as regards an interpretation of the provisions of this License, or an apparent conflict between these, the Director will determine the interpretation of the instructions, or will settle the dispute after having given the Licensee due opportunity to present his claims.

11.3	Support for the Provisions of all Laws

11.3.1	When providing the services as defined by this License, the Licensee will strictly observe the following:

11.3.1.1	Provisions of the Law.

11.3.1.2	Provisions of the order, as the case may be.

11.3.1.3	Instructions provided by the Director, in accordance with the Law or the Order.

11.3.1.4	The granting of this License shall not be construed as exempting the Licensee from observing the instructions as applicable to the Licensee, in accordance with any Law.

11.4	The License as an Exhaustive Document

11.4.1	The Licensee’s rights, obligations and powers with respect to the conduct of Telecom Activities and the provision of Telecom Services as specified in this License.

11.4.2	The Licensee shall be refrain from claiming the existence of any right, permission or power in regard to carrying out Telecommunication Activities or to the provision of Telecommunication Services based on any information, promise, commitment, representation, offer, understanding, publication, protocol, discussion or declaration, made outside the scope of the License, whether written or oral, whether prior to the grant of the License or subsequent thereto, unless explicitly contained in this License or pursuant thereto.

11.5	Transfer to Another

11.5.1	This License is personal and the Licensee will not have the right to transfer the License to another, whether directly of indirectly, including any privilege or obligation construing from the License, other than if Licensee has received an approval of said transfer from the Minister.

11.5.2	In respect to section 11.5.1 -

11.5.2.1	“Transfer” – including any change in the holding of controlling rights in the corporation owning the License, even if such change in holdings has no effect on the controlling elements of the corporation, including the transfer of a majority of the Licensee’s assets.

11.5.2.2	“Controlling Means” – as defined in section 1 of the Law.

Special License 5-11890-096509, granted to Partner Communications Ltd., for the provision of fixed-linedomestic transmission and data communications services

12.	Appendices to the License

The Appendices as listed below comprise an inseparable part of this License:

Appendix A	– System description, connecting points to a customer, engineering plan and backup system.
Appendix A1	– Description of the backup system
Appendix A2	– Description of the data communications system
Appendix B	– List of those with holdings in the company
Appendix C	– Not applicable
Appendix D	– Licensee functions in a State of Emergency
Appendix E	– Description of microwave channels, system technical and spectral data, and approval of microwave channels
Appendix F	– Security (classified)
Appendix G	– Security instructions (not published to the public)
Attachment A	– Period Report

13.	Liaison on behalf of the company:

Ms. Keren Sheinman, Phone number: 054-5814100 Fax number: 054-7814142

August 14, 2006	(sgd) —————————————— Ariel Atias Minister of Communications